Exhibit (a) (20)

                              Fant Industries Inc.
                              2154 Highland Avenue
                            Birmingham, Alabama 35205
                              Phone: (205) 933-1030

For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners
(212) 843-8500

FOR IMMEDIATE RELEASE

FANT INDUSTRIES EXTENDS OFFER FOR SHARES OF HEI, INC.

NEW YORK, NEW YORK -- April 30, 1998 -- The Fant Industries Inc. tender offer, proration period and withdrawal rights have been extended and will expire on Thursday, May 21, 1998 at 12:00 midnight New York City Time unless extended further.

R.J. Steichen & Co. is the Dealer Manager, and Beacon Hill Partners, Inc. is the Information Agent.